Exhibit 23

Consent of Independent Registered Public Accounting Firm

1st Constitution Bancorp
Cranbury, New Jersey

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 333-188843, No. 333-184412, No. 333-132474, No. 333-204552, and No. 333-232904) of 1st Constitution Bancorp of our reports dated March 16, 2020, relating to the consolidated financial statements and the effectiveness of 1st Constitution Bancorp’s internal control over financial reporting, which appear in this Annual Report on Form 10-K.

/s/ BDO USA, LLP

Philadelphia, Pennsylvania
March 16, 2020